SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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The Allied Defense Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE ALLIED DEFENSE GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 1, 2007

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of The Allied Defense Group, Inc. (the “Company”) will be held on Monday, October 1, 2007, at The Allied Defense Group, 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, at 10:00 a.m., local time, for purpose of considering a proposal to approve the potential issuance of Company common stock in excess of 20% of the issued and outstanding shares pursuant to the Amended and Restated Securities Purchase Agreement (the “Agreement”) dated as of June 19, 2007, and the ancillary documents referred to in the Amended and Restated Securities Purchase Agreement.

Only stockholders of record at the close of business on August 3, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person or by proxy. Stockholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy and return it promptly in the self-addressed envelope provided.

By Order of the Board of Directors,

John J. Marcello,
President
and Chief Executive Officer

August 30, 2007

THE ALLIED DEFENSE GROUP, INC.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 1, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited by and on behalf of the Board of Directors of The Allied Defense Group, Inc., a Delaware corporation (the “Company”), for use at a special meeting of stockholders to be held at The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, on Monday, October 1, 2007, at 10:00 a.m., local time, or any adjournment thereof (the “special meeting”).

The record date for determination of the stockholders entitled to vote at the special meeting is August 3, 2007 at the close of business. Any stockholder giving a proxy may revoke it at any time before it is exercised (including a revocation at the meeting) by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date.

In accordance with the laws of the State of Delaware and the Company’s charter and bylaws, a majority of the outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will be counted as votes against the approval of the sole matter to come before the meeting.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company has also retained Georgeson, Inc. to aid in the solicitation at an estimated cost of $7,500.00 plus out-of-pocket expenses.

The approximate date on which this Proxy Statement and enclosed form of proxy are to be mailed to stockholders is August 30, 2007.

Voting Securities and Principal Stockholders

On August 3, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, 7,853,735 shares of Common Stock of the Company were outstanding. Common Stock is the only class of capital stock of the Company currently outstanding. Each stockholder of record is entitled to one vote for each share of Common Stock owned on all matters to come before the special meeting.

The following table sets forth information with respect to the shares of the Common Stock which are held by the only persons known to the Company to be the beneficial owners of more than 5% of such Common Stock pursuant to the most recent filings made by the other beneficial owners with the Securities and Exchange Commission and other information obtained by the Company:

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership	Percent of Class(1)

Common	Pirate Capital LLC(2) 200 Connecticut Avenue Norwalk, Connecticut 06854	1,170,361 Owned indirectly	14.9%
Common	Kings Road Investments Ltd.(3) c/o Polygon Investment Partners LLP 399 Park Avenue 22nd Floor New York, New York 10022	682,208 Owned indirectly	8.7%
Common	Wynnefield Capital Management, LLC(4) 450 Seventh Avenue Suite 509 New York, New York 10123	587,235	7.5%
Common	Dimensional Fund Advisors, Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	492,214 Owned directly	6.3%
Common	FMR Corp(6) 82 Devonshire Street Boston, Massachusetts 02109	432,124 Owned directly	5.5%

(1)	Based upon 7,853,735 shares of common stock outstanding.

(2)	Pirate Capital LLC and Thomas R. Hudson, Jr. filed a Schedule 13D/A with the SEC on December 19, 2006. Previous filings state that Pirate Capital LLC and Thomas R. Hudson, Jr. are deemed to have shared voting and shared dispositive power with respect to 1,170,361 shares, which shares are owned of record by Jolly Roger Fund LP and Jolly Roger Offshore Fund Ltd.

(3)	Kings Road Investments Ltd. beneficial ownership amount and percentage will be updated at the time of the filing of the definitive proxy statement.

(4)	Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I., and Wynnefield Small Cap Value Offshore Fund, Ltd., filed a Schedule 13D/A with the SEC on June 29, 2007.

(5)	Dimensional Fund Advisors, Inc. (“Dimensional”), a registered investment advisor, filed an amended Schedule 13G with the SEC on February 9, 2007.

(6)	FMR Corp. and its wholly-owned subsidiary, Fidelity Management & Research Company (“Fidelity”), Eric D. Roiter, Edward C. Johnson, 3rd and Abigail P. Johnson, jointly filed an amended Schedule 13G with the SEC on May 10, 2007.

The following information is furnished as of August 3, 2007, with respect to the beneficial ownership by management of the Common Stock:

Amount and Nature of
Title of Class	Name of Beneficial Owner	Beneficial Ownership	Percent of Class(1)

Common	Thomas R. Hudson, Jr.	1,170,361(2) Owned indirectly 4,681 Owned directly	15.0%
Common	J. H. Binford Peay, III	274,802(3) Owned directly	3.5%
Common	John G. Meyer, Jr.	72,904(4) Owned directly	*
Common	Monte L. Pickens	65,594(5) Owned directly	*
Common	Ronald H. Griffith	36,456(6) Owned directly	*
Common	Wayne F. Hosking	34,021(7) Owned directly	*
Common	Gilbert F. Decker	25,082(8) Owned directly	*
Common	Deborah F. Ricci	23,037(9) Owned directly	*
Common	John J. Marcello	22,397 Owned directly	*
Common	Luis Palacio	10,000 Owned directly	*
Common	Charles S. Ream	6,318 Owned directly	*
Common	Frederick G. Wasserman	4,681 Owned directly	*
Common	All executive officers and directors as a group (12)	578,943(10) Owned directly	3.8%

(1)	Based upon 7,853,735 shares of common stock outstanding, plus any outstanding options, by director.

(2)	Pirate Capital LLC and Thomas R. Hudson, Jr. filed a Schedule 13D/A with the SEC on December 19, 2006. Previous filings state that Pirate Capital LLC and Thomas R. Hudson, Jr. are deemed to have shared voting and shared dispositive power with respect to 1,170,361 shares, which shares are owned of record by Jolly Roger Fund LP and Jolly Roger Offshore Fund Ltd.

(3)	Includes stock options for 206,500 shares which may be exercised within sixty (60) days.

(4)	Includes 6,318 shares issuable upon retirement from the Board pursuant to the Directors Deferred Compensation Plan.

(5)	Includes stock options for 64,000 shares which may be exercised within sixty (60) days.

(6)	Includes stock options for 13,000 shares which may be exercised within sixty (60) days.

(7)	Includes stock options for 32,000 shares which may be exercised within sixty (60) days.

(8)	Includes stock options for 13,000 shares which may be exercised within sixty (60) days and 9,882 shares issuable upon retirement from the Board pursuant to the Directors Deferred Compensation Plan.

(9)	Includes stock options for 12,000 shares which may be exercised within sixty (60) days.

(10)	This total includes stock options for 340,500 shares which may be exercised within sixty (60) days and 16,200 shares issuable upon retirement from the Board.

*	Less than 1%

PROPOSAL ONE — APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF
THE OUTSTANDING SHARES OF COMMON STOCK

We are seeking stockholder approval of the potential issuance of more than twenty percent (20%) of the outstanding shares of our Common Stock, in accordance with the rules of the American Stock Exchange (“AMEX”), in connection with our recently issued senior secured convertible promissory notes.

Background

In March, 2006, the Company closed a private placement transaction in which it issued senior subordinated convertible notes to four (4) institutional investors (the “Holders”) in the aggregate principal amount of $30,000,000 (the “Initial Notes”) and related warrants (the “Warrants”) to purchase Common Stock of the Company (the “2006 Transaction”).

The Initial Notes were convertible into shares of Common Stock at an initial conversion price of $26.4551 and the Warrants were exercisable at an initial exercise price of $27.6773 per share.

Stockholder approval of the issuance of the Initial Notes and Warrants was not required inasmuch as each of the initial conversion price and the initial exercise price was in excess of both the book value of the Company’s stock and the market value of the Company’s stock at the time of the closing of 2006 Transaction (the market price at the closing of the 2006 Transaction was $23.05). AMEX authorized the issuance of up to 1,700,000 shares of our Common Stock pursuant to the 2006 Transaction.

The Initial Notes accrued interest at a rate of 7.5% per annum, subject to adjustment, with accrued interest payable quarterly in arrears in cash. The term of the Initial Notes was five (5) years and the Warrants were exercisable for a term of five (5) years.

In connection with the 2006 Transaction, the Company agreed to register for resale with the Securities and Exchange Commission (“SEC”) a number of shares of Common Stock equal to 120% of the Common Stock issuable upon conversion of the Initial Notes and 120% of the Common Stock issuable upon exercise of the Warrants. The Company filed such a registration statement with the SEC but the registration statement was never declared effective.

The Initial Notes and the Warrants contained broad anti-dilution provisions pursuant to which the conversion price and the exercise price would be automatically reduced if the Company issued or sold any shares of Common Stock for a price per share less than the conversion price (in the case of the Notes) or the exercise price (in the case of the Warrants) in effect immediately prior to such issue or sale. These provisions resulted in decreases in the conversion price and the exercise price when the Company sold 400,000 shares of its Common Stock in a December, 2006 private placement transaction for $16.71 per share (the “2006 Private Offering”). The Warrants remain outstanding after the 2007 Transaction and the number of shares covered thereby and the exercise price were adjusted pursuant to the anti-dilution provisions in view of the issuance of the 2007 Notes.

The anti-dilution adjustments were subject to a further condition that until the stockholders provided their approval, if a dilutive issuance were to occur, the conversion price and exercise price could not be reduced to a price lower than the market price of the Common Stock at the time of the closing of the 2006 Transaction, or $23.05. In February, 2007, the stockholders approved a proposal to eliminate the $23.05 floor price for both the Initial Notes and the Warrants such that the conversion price and exercise price could be reduced to a price lower than $23.05.

No shares of Common Stock were issued pursuant to Conversion of any of the Initial Notes and no shares have yet been issued pursuant to exercise of any of the Warrants.

In early 2007, the Holders alleged that the Company was in default of various provisions of the 2006 Transaction and demanded that the Initial Notes be paid in their entirety including a redemption premium, default interest and costs and expenses. One of the Holders filed a lawsuit against the Company based on the alleged defaults.

The Company engaged an investment banker and special counsel to conduct extensive negotiations with the Holders with a goal of resolving the alleged defaults and providing additional financing for the Company. Due to extended delays in receipt of significant contracts, and extensive operating losses, the Company was experiencing significant liquidity issues. On June 19, 2007, the Company and each Holder entered into an Amended and Restated Securities Purchase Agreement (the “Agreement”) to refinance the terms of the 2006 Transaction and providing for the issuance of additional convertible notes totaling up to slightly in excess of $15 million (the “2007 Transaction”). Pursuant to the 2007 Transaction, each Holder agreed to withdraw the purported default notice(s) delivered by such Holder and the Holder which filed the lawsuit agreed to dismiss the lawsuit. In addition, the Company and each Holder entered into a mutual release.

Specifically, the Company agreed to:

(a) exchange the Initial Notes for 1,288,000 shares of its unregistered Common Stock of which 613,144 shares are eligible for sale under Rule 144 (collectively, the “Shares”) and $27,204,110 of senior secured convertible notes (the “Amended Notes”); and

(b) sell to the Investors additional senior secured convertible notes in the aggregate original principal amount of $15,375,500 (the “New Notes”).

At an initial closing held on June 26, 2007, the Company issued the Shares and the Amended Notes and issued $5,375,500 of the New Notes. At the second closing held on July 19, 2007, the Company issued $10,000,000 of the New Notes.

The Amended Notes and the New Notes are referred to collectively herein as the “2007 Notes”.

The net proceeds from the issuance of the New Notes has and will be used to finance working capital for the Company and its subsidiaries. Approximately $6,900,000 of such net proceeds have been provided by the Company to its MECAR S.A. subsidiary for working capital needs arising from a significant contract recently obtained by MECAR S.A. The balance of the net proceeds will be used by the Company for domestic working capital purposes.

AMEX

The Company is seeking stockholder approval in order to comply with the AMEX rules and to fulfill a covenant made as a condition to consummating the 2007 Transaction.

The Common Stock is listed on AMEX. Section 713 of the AMEX Guide describes transactions for which AMEX requires stockholder approval as a prerequisite to approval of applications to list additional shares. Specifically, stockholder approval is required under these AMEX rules for a transaction, other than a public offering, involving:

the sale, issuance, or potential issuance by the company of common stock (or securities convertible into common stock) equal to 20% or more or presently outstanding stock for less than the greater of book or market value of the stock.

In connection with the 2007 Transaction, the Company issued 1,288,000 new shares of Common Stock, representing slightly less than twenty percent (20%) of then issued and outstanding Common Stock. In the same transaction, the Company issued the 2007 Notes which are convertible into additional shares of Common Stock; under certain circumstances our interest obligations under the 2007 Notes may be satisfied by issuing shares of Common Stock; and the Warrants were amended and remained outstanding.

AMEX approved for listing the issuance of the 1,288,000 shares of Common Stock but stated that approval for listing of any additional shares issuable under the 2007 Notes or the Warrants was contingent upon receipt of stockholder approval. AMEX also cancelled its prior approval of the issuance of up to 1,700,000 shares of the Common Stock pursuant to the 2006 Transaction. Further, in connection with the 2007 Transaction, the Company agreed to seek and obtain AMEX listing of all shares of Common Stock issuable pursuant to the 2007 Notes and the Warrants as promptly as permitted by AMEX.

Accordingly, the Company is requesting that the stockholders approve the potential issuance of additional shares of Common Stock pursuant to conversion of the 2007 Notes and the Warrants.

Principal Terms of 2007 Notes

The 2007 Notes mature three (3) years after the initial closing, subject to the right of any Holder to demand repayment eighteen (18) months after the initial closing.

The 2007 Notes bear interest at 8.95% per year, payable quarterly in arrears. Upon conversion of any of the 2007 Notes, the Company must also pay any accrued and unpaid interest on the converted portion of the 2007 Notes. Upon conversion of the 2007 Notes prior to three (3) years from the initial closing, unless the Company’s stock price has substantially increased over the Conversion Price (as herein defined), the Company must also make a “make-whole” payment of the remaining interest that would have been paid on the converted 2007 Note through the third anniversary date as if it had not been converted. The Company has the right to capitalize interest payable through December 26, 2007; thereafter, all interest must be paid in cash or in shares of Common Stock. Generally, the Company may only pay interest in shares of its Common Stock if the shares have been registered for issuance with the SEC; provided, that the Company may issue unregistered shares of Common Stock to pay interest payable on March 31, 2008 and June 30, 2008.

The 2007 Notes are secured by a first lien on all assets of the Company and its domestic subsidiaries; a pledge of the stock of all of the Company’s domestic subsidiaries; and a pledge of 65% of the voting stock of certain of the Company’s foreign subsidiaries.

The Company is required to comply with certain financial covenants based upon the Company’s financial performance commencing with the Company’s financial performance for the third quarter of 2007. In addition, the Company is limited in its ability to incur additional indebtedness, except certain permitted indebtedness described in the 2007 Notes.

The 2007 Notes are convertible into shares of Common Stock at the option of the Holders at a fixed conversion price equal to the closing bid price on June 19, 2007, or $9.35 per share (the “Conversion Price”).

The Conversion Price will be reduced if shares of Common Stock are sold or deemed to be sold at a price less than the applicable Conversion Price. This includes the issuance of options or warrants with an exercise price less than the Conversion Price; the issuance of any notes or other securities convertible into shares of our Common Stock with a conversion price less than the Conversion Price; or any changes in the exercise or conversion price of any existing options, warrants or convertible securities to an exercise or conversion price less than the Conversion Price. In all such events, the Conversion Price will be adjusted on a “weighted average” basis. In addition, the Conversion Price will be proportionally adjusted if we subdivide (by stock split, stock dividend, recapitalization or otherwise) or combine (by combination, reverse stock split or otherwise) one or more classes of our Common Stock.

The anti-dilution adjustments are subject to the further condition that until the stockholders provide their approval of the potential issuance of Common Stock in excess of the 20% threshold, the Conversion Price can not be reduced to a price lower than the market price of the Common Stock at the time of the closing of the 2007 Transaction, or $9.35. Thus, if the stockholders approve the potential issuance of Common Stock in excess of the 20% threshold, this limitation will be removed and the Conversion Price will be fully subject to the anti-dilution provisions.

If the Company does not deliver the stock certificates or credit the Holder’s balance account within five (5) trading days after the conversion date, the Holder shall be entitled to rescind such conversion by written notice, and the Company must pay the Holder cash in an amount equal to 1.0% of the product of the closing sales price of the Common Stock times the number of shares of Common Stock that we did not timely deliver. In addition, if we fail to deliver the certificate or credit the Holder’s balance account within three (3) trading days of the conversion date, we will also be required to make certain payments to the Holder to make it whole for trading losses the Holder may incur because of the late delivery.

In the event of a change of control of the Company, the Company must redeem the 2007 Notes. In the event of any such redemption, the purchase price shall be the sum of (i) the principal amount of the 2007 Notes, (ii) all accrued and unpaid interest and other amounts payable thereon and (iii) with respect to the New Notes, a premium.

In the event the Company sells both its two (2) largest operating units, MECAR S.A. and the VSK Group, the Company must redeem the 2007 Notes. In the event of any such redemption, the purchase price shall be the sum of

(i) the principal amount of the 2007 Notes, (ii) all accrued and unpaid interest and other amounts payable thereon and (iii) with respect to the New Notes, a premium.

Upon any event of default under the 2007 Transaction documents, any holders of 2007 Notes may elect to require the Company to redeem all or any portion of its 2007 Notes. In the event of any such redemption, the purchase price shall be to the sum of (i) any accrued and unpaid interest on the principal amount to be redeemed and any accrued and unpaid late charges on such principal amount and interest and (ii) the greater of (A) the product of (1) the principal amount to be redeemed and (2) the applicable premium and (B) the product of (1) the conversion rate with respect to such principal amount in effect at such time as such holder delivers an event of default redemption notice and (2) the closing sale price of the Common Stock on the date immediately preceding such event of default.

Upon the consummation of any Asset Sale (i.e. a sale by the Company or any of its subsidiaries of its assets or business other than sales of inventory in the ordinary course of business), each Holder has the option of requesting the Company to use 85% of its pro rata percentage of the 2007 Notes and certain debt of the Company and subsidiaries of the net sale proceeds to redeem a portion of the Holder’s 2007 Notes. For example, the Company has recently sold all of the capital stock of SeaSpace Corporation and each Holder elected to redeem a portion of its 2007 Notes.

The Company will not be obligated to issue any shares of Common Stock upon conversion of the 2007 Notes if the issuance would exceed the aggregate number of shares of Common Stock that we may issue upon conversion and exercise of the 2007 Notes and Warrants without breaching the AMEX Rules. As set forth above under the caption “AMEX”, we may not issue any additional shares pursuant to the 2007 Notes until we receive stockholder approval.

Each Holder has agreed that it will not convert its 2007 Notes if such conversion would result in such Holder beneficially owning in excess of 4.99% of the Common Stock. Each Holder may in its discretion increase or decrease such maximum percentage to a percentage not in excess of 9.99% upon written notice of 61 days.

We agreed to register the shares of our Common Stock issuable upon conversion of the 2007 Notes and exercise of the Warrants with the SEC within one (1) year of the initial closing.

Principal Terms of Warrants

On March 9, 2006, we issued Warrants to purchase an aggregate of 226,800 shares of our Common Stock at an initial exercise price of $27.6773. The Warrants expire on March 9, 2011, if not exercised prior to such time. The 2006 Private Offering resulted in a reduction of the exercise price from $27.68 to $27.00 and an increase in the number of shares covered by the Warrants to 232,524 shares. The issuance of the 2007 Notes resulted in a further reduction of the exercise price of the Warrants to $17.97 per share (the “Exercise Price”) and an increase in the number of shares covered by the Warrants to 349,297 shares.

The Exercise Price will be reduced, and the number of shares covered by the Warrants will be increased, if shares of Common Stock are sold or deemed to be sold at a price less than the Exercise Price, including the issuance of certain options, the issuance of convertible securities, or the change in exercise price or rate of conversion for option or convertible securities, in a manner similar to that described above under “Principal Terms of 2007 Notes.” In addition, the Exercise Price will be proportionately adjusted if we subdivide (by stock split, stock dividend, recapitalization or otherwise) or combine (by combination, reverse stock split or otherwise) one or more classes of our Common Stock.

If the Company does not deliver the stock certificates or credit the Holder’s balance account within three (3) trading days after receipt of the exercise delivery documents, the Company must pay the Holder cash in an amount equal to 1.0% of the product of the closing sales price of the Common Stock times the number of shares of the Common Stock that we did not timely deliver. In addition, if the Company fails to deliver the certificate or credit the Holder’s balance account within three (3) trading days after receipt of the exercise delivery documents, the Company will also be required to make certain payments to the Holder to make it whole for trading losses the Holder may incur because of the late delivery.

The Company will not be obligated to issue any shares of our Common Stock upon exercise of the Warrants if the issuance would exceed the aggregate number of shares of the Common Stock that we may issue upon conversion and exercise of the 2007 Notes and Warrants without breaching the AMEX Rules. AMEX has advised that we may not issue any additional shares under the Warrants until we receive stockholder approval.

Each of the Warrants provides that the Holder will not exercise its Warrants if such exercise would result in such Holder holding in excess of 4.99% of the Common Stock, which percentage may be increased or decreased to a maximum of 9.99% upon not less than 61 days written notice. Prior to the execution of the documents evidencing the 2007 Transaction, each of the holders provided such notice increasing the maximum beneficial ownership percentage to 9.99%.

Provisions of the Convertible Notes That Could Result In The Issuance of Additional Shares of Our Common Stock

As explained above, additional shares of our Common Stock could be issued under the 2007 Transaction from (i) conversion of the 2007 Notes; (ii) payment of interest on the 2007 Notes; and/or (iii) exercise of the Warrants. Up to 7,337,000 additional shares of the Common Stock could be issued as follows:

•	4,553,969 shares to provide for the conversion of the 2007 Notes.

•	1,200,000 shares for 1) payment of interest on the notes in Company stock for two quarters, and 2) the payment of interest in Company stock in future periods at the discretion of the Company in lieu of cash.

•	349,297 shares to provide for the exercise of warrants.

•	1,233,734 shares set aside as a reserve that is equal to approximately 20% of the shares required for the conversion and payment of interest on the 2007 Notes and exercise of warrants.

Potential Dilution

If the stockholders approve the potential Common Stock issuance hereunder, the Company could issue 7,337,000 or more additional shares of its Common Stock under the 2007 Notes and the Warrants. This would cause substantial dilution to the existing stockholders of the Company. When such additional shares are aggregated with the 1,288,000 shares already issued under the 2007 Transaction, these shares would represent approximately 57% of the issued and outstanding shares of the Company.

Consequences if Stockholder Approval is Not Obtained

The Company has agreed to seek stockholder approval of the potential issuance of more than 20% of its Common Stock at this special meeting of the stockholders. The Company has further agreed that in the event the stockholders do not provide such approval, the Company will continue to seek such approval at future annual and special stockholders meetings.

The Company has agreed to file a registration statement with the SEC for the shares issuable under the 2007 Notes and the Warrants and to cause the registration statement to become effective within one (1) year of the initial closing. If the registration statement is not declared effective within sixty (60) days of such anniversary date, the Company will be in default of its obligations under the 2007 Notes. In order to comply with this requirement, the Company must first obtain AMEX approval to list these shares with AMEX. As noted above, AMEX will not list the shares prior to the Company obtaining stockholder approval.

Accordingly, if the Company’s stockholders do not approve the potential issuance of shares in excess of the 20% standard, the Company will likely default its obligations under the 2007 Transaction and the Holders will be entitled to redeem the 2007 Notes, including a 25% premium.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting will be required to approve the potential issuance of more than 20% of the outstanding shares of the Common Stock pursuant to the Amended and Restated Securities Purchase Agreement dated as of June 19, 2007 and the ancillary documents referred to in the Amended and Restated Securities Purchase Agreement.

The Company has received voting agreements, dated June 25, 2007, from two of its largest stockholders, Pirate Capital LLC and Wynnefield Capital Management, LLC, representing 22.4% of the beneficial ownership of the Company as of August 3, 2007, agreeing to vote in favor of the resolution presented in this proxy. Further, each of these parties has agreed to not sell, transfer or assign its shares prior to the Company obtaining stockholder approval for this matter, unless the purchasing party agrees to be bound by the voting agreement.

The Board of Directors has approved and unanimously recommends a vote “FOR” approval of the potential issuance of such Common Stock.

ANNUAL REPORT AND QUARTERLY REPORT

The Company filed its Annual Report on Form 10-K for the period ended December 31, 2006, and its Quarterly Report on Form 10-Q for the period ended June 30, 2007, with the Securities and Exchange Commission. A copy of the Form 10-K and the Form 10-Q are being mailed concurrently with this proxy statement.

Financial Information

The following information is incorporated by reference from the 2006 Annual Report of The Allied Defense Group, Inc. on Form 10-K:

•	Report by Independent Registered Public Accounting Firm (BDO Seidman LLC — page F-7);

•	Report by Independent Registered Public Accounting Firm (Grant Thornton LLP — page F-8);

•	Consolidated Balance Sheets at December 31, 2006 and 2005 (page F-9);

•	Consolidated Statements of Operations for each of the three years in the period ended December 31, 2006 (page F-10);

•	Consolidated Statements of Stockholders Equity and Comprehensive Income for each of the three years in the period ended December 31, 2006 (page F-11);

•	Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2006 (page F-12);

•	Notes to Consolidated Financial Statements (pages F-13 through F-52);

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (pages 26 through 47); and

•	Quantitative and Qualitative Disclosures About Market Risk (pages 47 through 48).

The following information in incorporated by reference from the Form 10-Q for the period ended June 30, 2007.

•	Condensed Consolidated Balance Sheets at June 30, 2007 and December 31, 2006 (page );

•	Condensed Consolidated Statements of Operations for Three and Six Months Ended June 30, 2007 and 2006 (page );

•	Condensed Consolidated Statements of Stockholders’ Equity (page );

•	Condensed Consolidated Statements of Cash Flows for Six Months Ended June 30, 2007 and 2006 (page 5);

•	Notes to Condensed Consolidated Financial Statements (pages ).

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (pages ).

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. Should a stockholder intend to present a proposal at the 2007 annual meeting, it must be in writing and must be received by the Secretary of the Company at 8000 Towers Crescent Drive, Suite 260, Vienna,

Virginia 22182, at a reasonable time prior to the annual meeting to allow the Company to include it in its printed proxy statement. The Company will announce by press release the date of the 2007 meeting. The Company’s by-laws provide that any stockholder wishing to nominate a director at the annual meeting must do so in writing delivered to the Company at least fourteen (14) days and not more than fifty (50) days prior to the annual meeting.

By Order of the Board of Directors,

John J. Marcello,
President
and Chief Executive Officer

Dated: August 30, 2007

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE.

PROXY THIS IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ALLIED DEFENSE GROUP, INC The undersigned hereby appoints J.H. Binford Peay, IiI and Ronald H. Griffith and each of them proxies, each with full power of substitution, to vote ail shares of Common Stock of The Allied Defense Group. Inc. (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Shareholders of the Company to be held on October 1, 2007, and any adjournment thereof, upon the matters set forth below and described in the accompanying Proxy Statement. (Continued, and to be marked, dated and signed, on the other side) Address Change/Comments mark the corresponding box on the reverse side FOLD AND DETACH HERE You can now access your The Allied Defense Group, inc account online. Access your The Allied Defense Group, lnc shareholder account online via lnvestor ServiceDirect (ISD) Mellon lnvestor Services LLC, Transfer Agent for The Allied Defense Group, Inc, now makes it easy and convenient to get current information on your shareholder account. View account status Make address changes View certificate history r Obtain a duplicate 1099 tax form View book-entry information Estabiishfchange your PIN Visit us on the web at http://www.melloninvestoccom For Technical Assistance Call 1-877-978-7778 between Sam-7pm Monday-Friday Eastern Time lnvestor ServiceDirecP is a registered trademark of Mellon lnvestor Services LLC

Please Mark Here for Adddess Changes or Comments SEE REVERSE SIDE Please mark you votes as in this example ITEM 1: APPROVAL OF THE ISSUANCE OF MORE THAN20% OF THE OUTSTANDING SHARES OF COMMON STOCK. FOR AGAINST ABSTAIN WlLL ATTEND If you plan to attend the Specidal Meeting, please mark the WlLL ATTEND box Signature- Signature Date NOTE:Please-sign as name appears hereon. Joint owners shoulld each sign. When signing as attorney, executor,administrator, trustee or guadian, please give full title as such. FOLD AND DETACH HERE Dear Shareholder(s): Enclosed you will find material relative to the Company’s Special Meeting of Shareholders. The notice of the Special Meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card. Whether or not you expect to attend the Special Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is very important to us. We look forward to hearing from you. The Allied Defense Group, Inc.